Exhibit 10.1

INDEFINITE DURATION EMPLOYMENT CONTRACT

BETWEEN:

SWM Luxembourg, a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg, with registered office at 17 rue Edmond Reuter L-5326 Contern, Grand-Duchy of Luxembourg, with a share capital of EUR 10,691,750 and registered with the Registre de Commerce et des Sociétés, Luxembourg under number B 180.186, duly represented by Stephan Outters, HR Director Europe,

(hereinafter referred to as the “Employer");

AND:

Michel Fievez, born on April 4, 1957, residing at 2 rue Beldant, 72000 Le Mans, France,

(hereinafter referred to as the “Employee");

Jointly referred to as the “parties”,

PRELIMINARY

WHEREAS the Employer wishes to employ the Employee as from October 1, 2015 (the “Effective Date”), under the terms and conditions set forth in the present employment agreement (the “Contract”) and the Employee agrees to enter into the Contract under the conditions set out below.

IT IS AGREED AS FOLLOWS:

Article 1.	Functions of the Employee

The Employee is hired as Executive Vice President, Paper & RTL in order to, as its main responsibility, serve as the Leader for the business unit globally leading the overall Paper manufacturing and RTL manufacturing operations. Additionally responsible for sales, marketing, account management, general plant operations, research and development, engineering, supply chain, quality, regulatory affairs, and financial planning/results.

His duties will also include all the usual duties of a person acting as Executive Vice President, Paper & RTL, without prejudice to any other tasks that may be assigned to him by the Employer.

In the performance of his duties, the Employee will receive instructions from, and will report to, Frederic Villoutreix Chief Executive Officer (the “CEO”) of Schweitzer-Mauduit International., Inc. (“SWM”) or a direct report to the CEO (including any COO), as determined by the CEO as appointed and/or designated for this purpose by the Employer as the business deems fit.. The Employee expressly agrees that a change in the person from whom he receives his instructions and to whom he shall report will not be considered as a substantial amendment to the Contract.

The Employee shall at all times perform his duties in compliance with the applicable laws and any rules and procedures of the Employer.

The Employee is expected to be flexible in the duties carried out during his employment and the Employer reserves the right to vary his duties from time to time as it thinks fit, provided that the Employer shall not materially reduce the Employee’s duties and responsibilities.

Article 2.	Terms of the employment

The Contract will start as of the Effective Date for an indefinite duration. However, the Employee shall continue to benefit from the seniority he acquired with the Employer’s affiliates, i.e., as from May 30, 2007 (the “Date of Start with

Exhibit 10.1

the Employer’s Affiliates”). This Date of Start with the Employer’s Affiliates will be the reference date when service length is required to apply the Labour Code provisions.

Article 3.	Place of work

Luxembourg shall be the Employee’s principal physical place of work and he shall carry out his duties in the Employer’s offices, currently located in Contern, without prejudice to the right of the Employer to reasonably require the performance of said work elsewhere on an occasional basis.

Notwithstanding the place of the above office of the Employer, the place of work may be transferred to an alternative location in the Luxembourg City, depending upon the needs of the Employer. In any event, the Employee hereby expressly agrees that the transfer of the registered office of the Employer, or of its place of work, to any other location within Luxembourg City, shall not be regarded as a substantial amendment to this Contract. Should the Employee locate his primary residence outside the Grand Duchy of Luxembourg, this contract shall be voided immediately and benefits shall cease to accrue.

The Employee is required to, and shall, make all trips in the European Union, the United States, China, Brazil, and any other country as necessary for the proper performance of the Contract.

Article 4.	Working hours

The Employee will work full-time and his normal duration of work will be 40 hours per week and 8 hours per day from Monday to Friday.

The normal working hours are from 8:00 a.m. to 12.00 p.m. in the morning and from 2:00 p.m. from 6:00 p.m. in the afternoon.

The Employee acknowledges and accepts that such working hours may vary depending on the needs of the Employer.

The Employee further acknowledges and accepts that he qualifies as a senior executive (“cadre supérieur”) pursuant to article L. 211-27 of the Luxembourg Labour Code. Therefore, the Employee is expected to adopt a flexible approach to working hours. In light of his high-level responsibilities implying a significant degree of independence in the organisation of his working time and place of work, the working hours may vary according to the needs of the Employer.

The Employee expressly acknowledges that, being a cadre supérieur, he may be required to work overtime, on Sundays or legal holidays, without additional salary, or compensatory time-off.

Article 5.	Remuneration

Effective October 1, 2015, the annual gross base remuneration is fixed at an amount equivalent to THREE HUNDRED SIXTY-SEVEN THOUSAND SIX HUNDRED FIFTY NINE EUROS (€367,659), based on the wage index applicable at the Effective Date, and is paid in twelve monthly instalments, at the end of each month, after Deductions.

The Employee is entitled to an AGSA (Annual Goods and Services Allowance) during the duration of his contract. Effective October 1, 2015, it is set at seventeen thousand seven hundred forty euros (€17,740) gross per a full worked year. The AGSA shall be paid in the same conditions as for the base salary. The AGSA rate is reviewed periodically (minimum once per year) by the Company for appropriateness and adjusted as conditions warrant to a higher or lower rate.

During Employee’s first three years under this Contract, Employee shall receive a housing allowance, paid monthly , as outlined in the following schedule:
Year 1, (Oct 1, 2015 - Sep 30, 2016), €2,700 gross per month
Year 2, (Oct 1, 2016 - Sep 30, 2017), €2,700 gross per month
Year 3, (Oct 1, 2017 - Sep 30, 2018), €1,350 gross per month

Exhibit 10.1

The Employee is entitled to a Holiday/Vacation True-Up allowance of sixteen thousand eight hundred fifty-one euros (€16,851) gross per year worked. This allowance is paid monthly, (€1,404.25 gross per month).

Article 6.	Bonus

The Employee will be entitled to a variable compensation with a target bonus equal to 60% of his annual base salary, subject to approval by the Compensation Committee of the Board of Directors of SWM (the “Committee”), payable upon reaching set objectives and calculated in accordance with annually established rules. The Employee acknowledges and accepts that the right to the payment of such variable compensation for a given year will accrue to him (provided he achieved successfully the objectives set to him for that year) no later than March 31 of the following year and provided that he is employed as of December 31 of the year to which the variable compensation applies.

As a consequence, in case of termination during a given year, for any reason, the Employee is not entitled to any variable compensation for that year.

The Employer may from time-to-time grant a further bonus to the Employee in its sole discretion and based on criteria that may vary from time to time, being expressly agreed that any bonus granted to the Employee and not included in the salary shall be considered as a gift, whatever its frequency and its amount, and shall not constitute a vested right.

Article 7.	Long Term Incentive Plan

The Employee will continue to be eligible for participation in SWM’s Long-Term Incentive Plan (Schweitzer-Mauduit International Inc. 2015 Long-Term Incentive Plan) subject to approval by the Committee. The current 2015 target Long Term Incentive Plan award opportunity is 60% of the Employee’s prior January 1 annual base salary. The Employee’s performance standards, award opportunity and measurements will continue to be set by the Committee upon recommendation by the CEO for each measurement period.

Article 8.	Company car

Employer will provide an automobile during the term of the Contract. The Employee will benefit from a maximum annual base lease (excluding VAT) of €1,200. The auto will be fully expensed and the Employee acknowledges this is a taxable benefit pursuant to local tax legislation. This benefit may vary in value according to the actual car provided and effective date of lease.

Article 9.	Relocation

In order to assist in the relocation from France, Employer will cover the removal expenses of household goods from Le Mans to Luxembourg, after the Employer’s approval of one estimate out of three. Cost of removing extra weight or high value or collectors’ goods should be approved by the Employer in advance.

The Employee will take all necessary steps in order to have a permanent residence in Luxembourg by October 1, 2015.

A specific Transfer Bonus of thirty six thousand seven hundred sixty-six euros (€36,766), less Deductions, will be paid to the Employee in January 2016 to cover miscellaneous personal costs related to his relocation and residency establishment, provided that Employee remains employed with the Employer through January 1, 2016.

Article 10.	Lunch voucher

The Employer will provide to the Employee lunch vouchers of a value of 8.40 EUR for each day worked in Luxembourg, each provided pursuant to local tax legislation.

Article 11.	Assurance de Groupe

Exhibit 10.1

The Employee will be entitled to benefit from an “Assurance de Groupe” to cover death and disability and provide an additional pension scheme. The Employee is automatically enrolled to participate in the supplemental medical plan. He acknowledges and accepts that he will have to contribute in addition to the Employer’s contribution to the plan. Contribution rates may vary depending on the contract evolution. The rights of the Employee to the benefits related to such plan will be detailed in the terms and conditions of the plan, a copy of which will be provided to the Employee and attached to this Contract as soon as available.

Medical Insurance: A compulsory medical insurance will be offered through the company with a 75% Employer/25% Employee contribution split for the coverage offered.

Life and Disability Insurance: A scheduled disability coverage will be offered with a maximum annual benefit of €75,000. Subject to a medical questionnaire and underwriting approvals, life insurance coverage of up to 300% of annual base salary may be available.

Pension Scheme: Employer contribution of 4% of first €9,614.82 gross salary per month (2015 Luxembourg Social Security Ceiling). For gross salary and eligible amounts (AGSA and Holiday/Vacation True-up allowance) in excess of €9,614.82 per month (2015), the Employer contribution will be 8%. The Employer pension contribution amounts will be indexed annually in coordination with the published Luxembourg Social Security Ceiling.

Article 12.	Annual Holidays

The Employee will be entitled to the minimum annual holidays provided for by the Luxembourg Labour Code, being 25 days per year at the date of the signature of the Contract (pro-rated in case of start or termination during the year). In addition, the Employee will be entitled to public holidays in accordance with the provisions of the Luxembourg Labour Code.

The Employee must apply for his holidays with sufficient notice. This annual holiday must be taken in accordance with the Employer’s requirement of service and with the holiday requests of other employees, taking into consideration as much as possible the reasonable wishes of the Employee, and all the other laws governing the matter.

Holidays shall be taken during the course of the calendar year. However, should circumstances related to the needs of the Employer not allow the Employee to take all of his holidays, the remaining holidays at the end of the calendar year may exceptionally be carried forward in accordance with the internal rules of the Employer then in effect.

Article 13.	Tax Filing Assistance

During the first two years of this assignment, reasonable tax filing assistance will be provided on the Employee’s behalf by the Employer. Employee recognizes he must cooperate fully and timely in order to benefit from this service. The Employer will select the sponsored tax filing assistance program provider with regards to this Contract.

Article 14.	Termination of the Contract

Any party who wishes to terminate the Contract shall notify the other party of the termination by registered letter with acknowledgement of receipt, a copy of the notice of termination. The duration of the applicable notice period will be fixed in accordance with articles L.124-1 and seq. of the Luxembourg Labour Code. The Employee shall not lose the right to any additional severance to the extent such additional severance is provided in a separate written contract between the Employee and Employer.

Article 15.	Exclusivity

The Employee shall not, at any time during the Contract, carry out any other professional activity, whether as employee or independent. Any other professional activity is strictly prohibited.

Exhibit 10.1

Article 16.	Confidentiality

The Employee undertakes both during the performance of the Contract and at any time after the termination thereof, to observe the strictest confidentiality as to all confidential information or data collected during the employment relationship.

Any disclosure, which is not necessary for the performance of the Employee’s duties under this Agreement, to persons or entities, other than to employees of the Employer and its affiliates or third parties subject to confidentiality obligations at least as stringent as those contained in this Contract, of confidential information or data has to be specifically authorised by written and formal consent of the CEO.

During the Contract and any time after the termination thereof, the Employee shall refrain from:

•	using confidential information or data governed by this article for his own profit, outside the scope of the Contract; and

•	performing or taking part in any act of unfair competition.

Any infringement, even minor, to the provisions of this article shall be considered as gross misconduct justifying the immediate termination of the Contract without notice or severance payment, without prejudice to any other claim or proceeding which may be undertaken by the Employer.

Article 17.	Non solicitation of clients and employees

The Employee hereby undertakes that during his employment and for a period of twelve (12) months following the termination, for any reason whatsoever, of the Contract, he will not, on his own account or on behalf of any other individual or legal person, whether directly or indirectly:

•
solicit (e.g., to have contact with, or to lend assistance in any way to), interfere with, or endeavour to entice away from the Employer, or from any other company belonging to the same group, any individual or legal person who at the date of termination of the Contract, or who in the twelve months immediately prior to the termination of the Contract, was a prospect or a client of the Employer, or of any other company belonging to the same group, with whom during that twelve-month period the Employee had business dealings or who during that twelve-month period was negotiating with the Employee in relation to all or part of the Employer’s, or of any other company belonging to the same group’s, business;

•
have any business dealings with any individual or legal person who at the date of termination of the Contract, or who in the twelve months immediately prior to the termination of the Contract, was a prospect or a client of the Employer, or of any other company belonging to the same group, with whom during that twelve-month period the Employee had business dealings or who during that twelve-month period was negotiating with the Employee in relation to all or part of the Employer’s, or of any other company belonging to the same group’s, business;

•
solicit, interfere with or endeavour to entice away from the Employer, or from any other company belonging to the same group, any employee or any independent consultant engaged by the Employer, or by any other company belonging to the same group.

The Employee hereby further undertakes that prior to the termination of the Contract, he shall not discuss his departure with any client or prospect of the Employer, or of any other company belonging to the same group, and/or with the Employer’s, or any other company belonging to the same group’s, personnel, without the prior written consent of the Employer.

Article 18.	Ownership

All proprietary documents, including electronic documents, and equipment used by the Employee or put at his disposal during the employment relationship shall remain the exclusive property of the Employer and must be returned to the latter immediately upon request, and in all events, upon termination of the Contract, in a condition appropriate to its normal use. No copies of any proprietary documents shall be kept by the Employee. All inventions created by the Employee in the scope of the Employer’s business activity shall be owned by the Employer.

Exhibit 10.1

Article 19.	Intellectual property rights

19.1 Definitions

For the purposes of this article, “Intangible Properties” means:

•	any creation protected, or which may be protected, by an intellectual property right;

•	any trade and corporate secret as defined in article 309 of the Criminal Code;

•
any other intangible properties, such as, but not limited to, data, information and secrets, used, or which can be used, within the framework of the undertaking of the Employer or of its activities, and that come to the knowledge of the Employee in the framework of the performance of his duties, or in connection with the performance of his duties, during his employment relationship with the Employer;

•	any work or creation with a commercial, artistic, functional, technical, organizational or aesthetic purpose.

This provision applies to any Intangible Properties that the Employee may create and/or hold in the framework of the performance of his duties or in connection with the performance of his duties during his employment relationship with the Employer (irrespective of his status (independent, volunteer, shareholder or director)).

For the purposes of this article, “Creations” means any Intangible Properties conceived, developed or realized, entirely or partially (that includes creations completed by the Employee on the basis of prior preparatory work and preparatory work realized prior to the termination of the employment relationship), by the Employee and which are connected to the work performed by his for the Employer.

The Creations include any creation realized by the Employee, either:

•	during the performance of a task regarding the creation of an Intangible Property and which is within the actual duties of the Employee;

•	during the performance of studies, research, or works explicitly given to him;

•	during the performance of his duties or of his training;

•	in the area of the activities of the undertaking of the Employer; or

•	by the knowledge or the use of techniques or means specifically linked to the undertaking of the Employer or to data procured by it.

It is specified that the fact that the Creation was made outside of regular working hours or in the absence of specific instructions from the Employer is not in itself sufficient to exclude the Creation from the definition mentioned above.

19.2 Owner of the rights

The Employer and the Employee expressly agree that the benefit of the Creations accrue to the Employer in its entirety.

As a consequence, in all cases where the law grants intellectual property rights over the Creations, the Employer will become the owner of such rights and can therefore proceed to any and all formalities relating to their filing and/or registration (it being noted that such formalities are not mandatory toward the Employer).

The Employer is entitled to use the Creations as it sees fit, and includes its right to:

•	exploit them itself;

•	assign and transfer them;

•	license them to a third-party for exploitation;

•	destroy them;

•	waive their exploitation without such waiver having as a consequence a waiver of its rights and without the fact that the Employee can challenge such decision; or

•	modify them in any way it sees fit or incorporate them in to any other Intangible Properties.

The Employee waives his rights to:

•	claim any right attached to his capacity as creator of the Creations; or

•	oppose the use of his name as author of the said Creation, even after the termination of his employment relationship with the Employer.

The Employee, as well as his heirs or assignees, shall be bound by these waivers.

Exhibit 10.1

The Employee shall inform the Employer, without delay, of any Creations realized by him (even patentable inventions and even if the Employee considers such Creations as a free creation which should be rightfully his).

19.3 Transfer of the rights

The Employee assigns and transfers to the Employer any and all intellectual property rights he owns over his Creations to the complete or partial exclusion of the rights that cannot be assigned or transferred pursuant to a provision of Luxembourg law. Should the assignment or transfer be legally restricted or prohibited at the time of the creation, the rights will be deemed assigned and/or transferred to the Employer at the date this legal limitation or prohibition stops applying.

By this global and unlimited assignment and transfer, the Employer is granted with the broadest rights to use and exploit the assigned and transferred intellectual property rights.

For the rights not requiring any filing or registration, the assignment and transfer is deemed as taking place as and when the work is in progress.

The assignment and transfer applies to, but is not limited to, all the following intellectual property rights: copyrights (including copyrights on program and software) and related rights, sui generis rights of the author or designer of databases, trademarks, industrial designs, utility models, and patents (including rights derived from supplementary protection certificates), for the entirety of the duration of their legal protection (being understood that any extension of such legal duration will benefit to the Employer) and without any jurisdictional limitations.

The assignment and transfer applies to any and all economic and moral rights existing at the date of signature of the present Contract or acquired after its signature.

The Employee undertakes to the best of his endeavours to facilitate the assignment and transfer formalities of the aforementioned rights to the Employer.

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if the work is an oeuvre dirigée (supervised collective work) within the meaning of the law of April 18, 2001 on copyrights, related rights and databases, as amended from time to time or is subject to any other overriding regulation ensuring that the Employer becomes automatically the owner of the work, or if the rights accrue to the Employer by operation of the law or of presumptions;

•	if the Employer decides not to exploit the unknown form of exploitation; mere projects, estimations and test phases shall not be construed as an exploitation;

•
if, at the time of the exploitation, copyright law does not anymore require specific remuneration for the assignment of unknown forms of exploitation; in such event, these rights are to be assigned and transferred to the Employer on the day on which such change in the law is implemented.

Article 20.	Access to information and data of the Employer

The Employee agrees to only access the information and Intangible Properties necessary for the proper performance of his duties during his employment relationship with the Employer. The Employee undertakes in particular not to bypass any form of protection or procedure put in place by the Employer.

Article 21.	Personal Data

The personal data related to the Employee and communicated to the Employer for the sake of the Contract (the “Data”) may be processed on a computer support or any other support, in particular in order to enable the Employer to execute the Contract and to comply with its legal obligations.

The Data may be communicated to third parties, located in Luxembourg or abroad, insofar as this communication is necessary to comply with the Employer’s legal obligations or to execute the Contract.

Exhibit 10.1

The Employee shall be authorised to access the Data and shall have a right of correction if necessary.

The communication of the Data by the Employee is compulsory. Any modification of the Data shall be notified to the Employer as soon as possible.

Article 22.	Medical examination of capacity for work

The Employee shall be bound to submit himself to a medical examination provided for by articles L-326-1 and seq. of the Luxembourg Labour Code. Should the Employee be declared unfit for work as provided for in the Contract, the Contract shall be terminated ipso jure.

Article 23.	Severability

The invalidity or unenforceability of any provision of this Contract shall not affect the validity or enforceability of any other provision of this Contract, which shall remain in full force and effect.

Article 24.	Applicable law and Jurisdiction

This Contract shall be governed by and construed in accordance with the laws of the Grand-Duchy of Luxembourg, without regard to its conflict of law provisions. Matters not expressly provided for in this Contract, shall be governed by applicable Luxembourg laws and regulations and notably by the Labour Code, as amended from time to time. To the extent permitted by Luxembourg law, the courts of Luxembourg shall have exclusive jurisdiction over any dispute arising under this Contract.

Executed in Luxembourg on ___________ 2015 in two originals, each of the parties declaring having received one original.

_____________________                    _____________________
Michel Fievez                            The Employer
SWM Luxembourg
By: Stephan Outters
HR Director Europe